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                                                           Exhibit 99(a)(1)(vii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated October 30, 2000 and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state or jurisdiction where the making of the Offer or the acceptance of tendered Shares is prohibited by any applicable law. If Purchaser becomes so aware, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state or jurisdiction. In any state or jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                       of
                              SUNRISE MEDICAL INC.
                                       at
                              $10.00 NET PER SHARE
                                       by
                            V.S.M. ACQUISITION CORP.
                          a wholly owned subsidiary of
                             V.S.M. HOLDINGS, INC.
                          a wholly owned subsidiary of
                            V.S.M. INVESTORS, LLC
                             a company formed by
                       PARK AVENUE EQUITY PARTNERS, L.P.
                                      and
                        VESTAR CAPITAL PARTNERS IV, L.P.

V.S.M. Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of V.S.M. Holdings, Inc., which is a Delaware corporation ("Holdings") and a wholly owned subsidiary of V.S.M. Investors, LLC, which is a Delaware limited liability company ("Parent") that was formed by Park Avenue Equity Partners, L.P. and Vestar Capital Partners IV, L.P., hereby offers to purchase for cash all of the outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Sunrise Medical Inc., a Delaware corporation (the "Company"), including the associated common stock purchase rights (the "Rights", and together with the Common Stock, the "Shares"), at a purchase price of $10.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 30, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON TUESDAY, NOVEMBER 28, 2000, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the number of the Shares outstanding on a fully diluted basis (assuming the exercise of all outstanding options to purchase shares (other than options held by certain Company executives who have entered into agreements not to exercise their options so long as the Merger Agreement has not been terminated) and any other rights to acquire Shares on the date of purchase) (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act (as defined in the Merger Agreement) (and any extension thereof) having expired or been terminated prior to the expiration of the Offer, (iii) compliance with any applicable foreign legal requirements relating to competition, and (iv) Purchaser having received the proceeds of the financing contemplated by the Bank Commitment Letters (as defined in the Merger Agreement) on the terms and conditions set forth therein or otherwise on terms reasonably satisfactory to the Purchaser in amounts sufficient to pay for all the Shares validly tendered pursuant to the Offer and to pay all fees and expenses related to the Offer (the "Financing Condition").

The purpose of the Merger Agreement and the transactions contemplated thereby is to acquire control of, and the entire equity interest in, the Company. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 16, 2000 (the "Merger Agreement"), among Parent, Holdings, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each then outstanding Share (other than Shares owned by Holdings and its subsidiaries and Shares held by stockholders who have not voted in favor of or consented to the Merger and who have properly demanded appraisal of their Shares in accordance with Section 262 of the DGCL) will be cancelled, retired and converted into the right to receive $10.00 in cash, or any higher price that may be paid pursuant to the Offer, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Shares, less any withholding taxes required under applicable law. The Merger Agreement is more fully described in the Offer to Purchase. The Board of Directors of the Company, based on the unanimous recommendation of a Special Committee of the Company Board, has unanimously (a) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (b) resolved to recommend that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement, (c) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the holders of Shares, and (d) declared the Merger and the Merger Agreement to be advisable.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as,

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if and when Purchaser gives oral or written notice to The Bank of New York (the
"Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid or accrued for the benefit of holders of Share Certificates (as defined below) on the price per Share payable upon the surrender of the Share Certificates regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, Purchaser reserves the right, in its sole discretion, to make any changes in the terms and conditions of the Offer, provided, however, without the written consent of the Company, Purchaser may not, (i) decrease the price per Share payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer or change the form of consideration payable in the Offer, (iii) add, waive, change or amend the terms of or conditions to the Offer in any manner adverse to the holders of Shares or
(iv) change the expiration date of the Offer; provided, however, that if on any scheduled expiration date of the Offer, which shall initially be 20 Business Days after the commencement date of the Offer, all conditions to the Offer have not been satisfied or waived, Purchaser may, from time to time, extend the expiration date of the Offer for one or more periods of up to ten additional Business Days each (but in no event shall Purchaser be permitted to extend the expiration date of the Offer beyond January 10, 2001 (the "Outside Date") unless the parties to the Merger Agreement so agree), provided, further, that if on any scheduled expiration date of the Offer, the Offer shall not have been consummated (A) due to (i) the failure to satisfy the Minimum Condition, (ii) the failure of any representation or warranty of the Company to be true (so long as the relevant representation or warranty is reasonably capable of being cured within ten calendar days by the exercise of reasonable best efforts and an executive officer of the Comany certifies in writing that such representation or warranty is reasonably capable of being cured by the Company within ten calendar days through the exercise of such reasonable best efforts) or (iii) other than because of a breach by the Company of its covenants and agreements contained in the Merger Agreement, there has been an action or proceeding or a threat in writing of an action or proceeding by a governmental entity, a rule, order or regulation by a governmental entity or a court that would restrain, prohibit or materially delay the Offer or the Merger, prohibit or restrict the ownership or operation by the Purchaser of the Company's business or assets, force Purchaser to dispose of or hold separate any part of the Company's business or assets, limit Holdings' rights to acquire or hold or exercise rights over the stock of

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the Company, or obtain material damages from Purchaser, Holdings or Parent for making the Offer or completing the Merger, at the request of the Company, Purchaser shall from time to time extend the expiration date of the Offer for one or more periods of up to ten additional Business Days each for up to an aggregate of 20 Business Days (but in no event shall Purchaser be required to extend the expiration date of the Offer beyond the Outside Date); or (B) due to the failure to satisfy the condition to the Offer relating to the expiration or termination of the waiting period under the HSR Act or the compliance with any applicable foreign legal requirements relating to competition or the Financing Condition, then, at the request of the Company, Purchaser shall extend any such expiration date of the Offer for one or more periods of up to ten additional Business Days each (but in no event shall Purchaser be required to extend the expiration date of the Offer beyond the Outside Date); and provided, further, that Purchaser may, (1) without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to the Offer in the event of an increase in the Price Per Share or as otherwise required by law and (2) extend the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934 if (x) the conditions to the Offer shall have been satisfied or waived and shall not apply to any extension, (y) the number of Shares that have been validly tendered and not withdrawn represent more than 50% but less than 90% of the issued and outstanding Shares and (z) Purchaser shall accept and promptly pay for all Shares validly tendered and not withdrawn and agree to do so throughout the extension period; provided, however, that in no event shall the extensions permitted under the foregoing clause (2) exceed, in the aggregate, ten Business Days.

Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Exchange Act, no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. The term "Expiration Date" means 12:00 Midnight, New York City time, on November 28, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable except that they may be withdrawn after November 28, 2000 unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth in the

Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the class and number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of the certificates, the name of the registered holder (if different from the tendering stockholder) and the serial numbers shown on such certificates must be submitted to the Depositary, together with a signed notice of withdrawal, the signatures on which must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, Holdings, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in the Offer to Purchase. The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                   MACKENZIE
                                 PARTNERS, INC.
                                      LOGO

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                         CALL TOLL-FREE (800) 322-2885